Exhibit 10.17

arrive

Arrive Technology Inc
7601 E. 88th Place Building #8
Indianapolis, IN 46256
Arrive.tech

November 27, 2023

Brandon Pargoe

Dear Brandon,
We would like to invite you to join the Arrive Team (formally Dronedek). If you accept this offer, your new employment will include the following terms and conditions:

- Title: Product Line Lead (Airbox)
- Effective Date: December 1, 2023
- Salary: Your base salary will be $5,000 per month
- Term: 2 years. At the company's discretion, any extension will be offered at or before month 23 of employment.
- Reasonable and approved business expenses will be reimbursed during the period of employment.
- Relocation, at the company's discretion, will be reimbursed up to $10,000.

While we expect and hope you will have a long and successful career with us, please note that your employment is at-will, and neither Arrive nor you have entered into a contract regarding the duration of your employment. You are free to terminate your employment with Arrive at any time, with or without reason. Likewise, Arrive has the right to terminate your employment, with or without reason, at its discretion.

Confidential Information: During your employment, confidential information will be made available to you, for instance, product designs, marketing strategies, customer lists, pricing policies and other related information. This information is proprietary and critical to the success of Arrive and must not be shared. In the event of termination of employment, whether voluntary or involuntary, you agree not to utilize or exploit this information with any other individual or company.

This offer expires on November 30, 2023 at 5:00 PM and should you choose to accept, this signed document along with the Confidentiality and Non-compete agreement must be returned by then. If this offer of employment is acceptable to you, your employment will be conditional upon your signed agreement to be bound by the terms and conditions of this offer and all policies at Arrive. This offer is also contingent upon satisfactory results of any applicable pre-employment screenings.

We are excited about your joining our team and look forward to building the future!

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Offered by: ARRIVE Technology Inc.

DocuSigned by:
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Signature

Date: 12/13/2023

Dan O'Toole
Title: CEO, Arrive Technology Inc.

Accepted by: EMPLOYEE

DocuSigned by:
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Signature

Date: 11/29/2023

Brandon Pargoe